UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2014

Molycorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On September 11, 2014, Molycorp, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Parent Credit Agreement”) with the lenders party thereto and OCM MLYCo CTB Ltd., an exempted company formed under the laws of the Cayman Islands (“OCM”), an affiliate of Oaktree Capital Management, L.P. (collectively with its affiliates, including OCM, “Oaktree”), as administrative agent and first priority collateral agent.

The Parent Credit Agreement provides for, among other things, a term loan facility in an amount of $185.0 million, including a $50.167 million term loan advanced at the initial funding and $134.833 million of delayed draw term loans to be advanced, subject to the satisfaction of certain conditions, including (i) consolidated adjusted EBITDA of not less than $20.0 million for each of two consecutive fiscal quarters and (ii) evidence that production at the mineral and chemical manufacturing facility owned by Molycorp Minerals, LLC, a Delaware limited liability company (“Molycorp Minerals”), and located in Mountain Pass, California (the “Mountain Pass Facility”) is equal to or greater than 4,000 metric tons for each of two consecutive fiscal quarters, in each case prior to, but including, the fiscal quarter ending on March 31, 2016.  Draws on the delayed draw term loans must be in minimum amounts of $50.0 million and may be drawn at any time after meeting the applicable conditions until April 30, 2016.  The daily average unused amount of the delayed draw term loan commitment is subject to an unused commitment enhancement payment of 1.00% per annum.  The proceeds of the loans advanced under the Parent Credit Agreement shall be used to fund capital expenditures, pay interest expense, and for general corporate purposes (including the payment of transaction expenses incurred in connection with the Financings (as defined below) and the repurchase of $27.495 million in aggregate principal amount of the 2016 Notes and 2017 Notes (in each case, as defined below) currently owed by Oaktree and the repayment of certain indebtedness).

Also on September 11, 2014, Magnequench, Inc., a Delaware corporation and an indirect subsidiary of the Company (“Magnequench”), entered into a Credit Agreement (the “Magnequench Credit Agreement”; the Parent Credit Agreement and the Magnequench Credit Agreement, collectively, the “Credit Agreements”) with the lenders party thereto and OCM, as administrative agent and first priority collateral agent.

The Magnequench Credit Agreement provides for, among other things, a term loan facility in an amount of $75.0 million, including a $60.0 million term loan advanced at the initial funding and $15.0 million of delayed draw term loans to be advanced, subject to the satisfaction of certain conditions, in minimum amounts of $5.0 million after the closing date and until April 30, 2016.  The daily average unused amount of the delayed draw term loan commitment is subject to an unused commitment enhancement payment of 1.00% per annum.  The proceeds of the loans advanced under the Magnequench Credit Agreement shall be used to satisfy certain intercompany obligations and to make certain intercompany loans.

The interest rates per annum applicable to the loans under the Credit Agreements are: (i) from the closing date through June 14, 2016, 7.00% per annum payable in cash and 5.00% per annum payable in kind and (ii) from June 15, 2016, and thereafter, 12.00% per annum payable in cash, unless the 3.25% Convertible Senior Notes of the Company Due 2016 (the “2016 Notes”) have been repaid in full with the proceeds of the sale of common equity of the Company or by the exchange of such Notes for common equity of the Company, or any combination thereof (the “2016 Notes Equity Refinancing”), in which case, interest shall accrue as provided in clause (i).

The Credit Agreements mature on September 11, 2019, with springing maturity dates at (i) April 30, 2016, if the Company has not repaid, escrowed or extended an amount of cash sufficient to repay when due and payable the 2016 Notes, down to $40.0 million in the aggregate and (ii) March 31, 2017, if the Company has not repaid or escrowed an amount of cash sufficient to repay when due and payable (a) the 6.00% Convertible Senior Notes of the Company Due 2017 (the “2017 Notes”), down to $80.0 million in the aggregate and (b) the 5.50% Convertible Senior Notes of the Company Due 2018 (the “2018 Notes”), down to $40.0 million in the aggregate.

The Credit Agreements provide that the Company shall not make any voluntary prepayments of the loans prior to the fourth anniversary of the closing date.  In addition, any prepayment of the loans and any repayment (or other satisfaction) of the loans after acceleration, in each case, prior to September 11, 2019 shall be subject to an early payment premium of (i) 43.8% of the principal amount so prepaid if paid prior to the first anniversary of the closing date, (ii) 33.7% of the principal amount so prepaid if paid on or after the first anniversary of the closing date but prior to the second anniversary of the closing date, (iii) 23.0% of the principal amount so prepaid if paid on or after the second anniversary of the closing date but prior to the third anniversary of the closing date, (iv) 11.5% of the principal amount so prepaid if paid on or after the third anniversary of the closing date but prior to the fourth anniversary of the closing date, and (vi) 3.0% of the principal amount so prepaid if paid on or after the fourth anniversary of the closing date.

The Credit Agreements contain customary representations and warranties and certain covenants that limit the ability of the Company and its subsidiaries to, among other things: (i) incur or guaranty additional indebtedness, (ii) incur or permit to exist liens on their properties or assets, (iii) pay distributions on, redeem or repurchase capital stock, repay, redeem or repurchase subordinated debt, or prepay the purchase of products or services in any material respect except in the ordinary course of business or so long as such prepayment will not adversely affect the value or priority of the First Priority Collateral (as defined below) in any material respect or have any material effect on the calculation of consolidated adjusted EBITDA, (iv) repay, redeem or repurchase debt under the 2016 Notes, 2017 Notes, the 2018 Notes, and the 10% Senior Secured Notes of the Company Due 2020 (the “Senior Notes”) unless (a) (1) consolidated adjusted EBITDA is not less than $20.0 million for each of two consecutive fiscal quarters and (2) production at the Mountain Pass Facility is equal to or greater than 4,000 metric tons for each of two consecutive fiscal quarters or (b) either, or a combination of the following, shall have occurred (1) the Company repays, repurchases or redeems such debt with the proceeds of equity issued by the Company or (2) the Company refinances or exchanges such debt with new debt with a cash interest rate less than or equal to 9.0% per annum, a maturity date of at least sixth months after the final maturity date and other material terms that are not more restrictive than those in the documents governing such debt as of the closing date, (v) create or permit to exist any consensual encumbrance or restriction on the ability of any subsidiary to make payments or transfer property or assets to the Company or any other subsidiary, (vi) sell assets, (vii) make investments, (viii) consolidate, merge, or sell or lease a material portion of their assets, (ix) enter into transactions with affiliates, (x) enter into any agreement prohibiting liens to secure the obligations, (xi) sell, assign, or encumber any capital stock of subsidiaries, (xii) enter into sale-leaseback transactions, (xiii) engage in new lines of business, (xiv) amend organizational documents or the terms of the other Financings (as defined below), (xv) amend the terms of certain indebtedness, and (xvi) change their fiscal year.

The Credit Agreements also contain customary events of default.  Upon the occurrence of such an event of default under any Credit Agreement, the lenders thereunder would be entitled to take various actions, including the acceleration of amounts due under such Credit Agreement and all actions permitted to be taken by a secured creditor.

In connection with the Credit Agreements, the Company’s subsidiary, Molycorp Minerals, entered into a sale and leaseback transaction (the “Sale Leaseback Transaction”; the Credit Agreements and the Sale Leaseback Transaction, collectively, the “Financings”) with OCM (“Lessor”).

As part of the Sale Leaseback Transaction, Molycorp Minerals entered into a purchase and sale agreement with Lessor, dated September 11, 2014 (the “Purchase and Sale Agreement”).  Pursuant to the terms of Purchase and Sale Agreement, Molycorp Minerals sold certain equipment it owned (including, but not limited to, parts of its natural gas powered co-generation power plant, chloralkali facility and water treatment plant, collectively, the “Equipment”) located at the Mountain Pass Facility and, in exchange, received proceeds of $139.833 million.  The proceeds of the purchase price received by Molycorp Minerals shall be, to the extent they have not already been, used for the development and improvement of the Equipment and other assets of the Company and its subsidiaries at the Mountain Pass Facility, provided that, to the extent permitted under the indenture governing the Senior Notes (the “Pari Passu Indenture”), such proceeds may also be used for interest expense and other general corporate purposes.

Concurrently with entering into the Purchase and Sale Agreement, Molycorp Minerals and Lessor entered into an equipment lease agreement (the “Equipment Lease Agreement”), whereby Molycorp Minerals leased back all of the Equipment.  The Equipment Lease Agreement is structured as a triple net, full payment, financing lease with a five-year term and a $1 purchase option at the end of the lease term.  There is no early termination option contained in the Equipment Lease Agreement except that under certain circumstances constituting an event of loss, Molycorp Minerals will be allowed to terminate the Equipment Lease Agreement (in part or in its entirety) by paying all outstanding amounts due and payable under the lease plus the appropriate stipulated value noted therein.  Rent shall be due and payable quarterly in arrears during the lease term.  The Equipment Lease Agreement calls for the payment of approximately $10.115 million in the first year, $10.667 million in the second year, $11.188 million in the third year, $11.766 million in the fourth year and $12.374 million in the fifth year with an additional payment of approximately $179.911 million on the fifth anniversary of the lease commencement date; provided, that unless the 2016 Notes Equity Refinancing has occurred by June 15, 2016, rent will be adjusted to require higher annualized rent payments from years two through five with a reduced additional payment on the fifth anniversary of the lease commencement date.

Obligations under the Financings are guaranteed by the Company and certain subsidiaries of the Company (the “Pari Passu Guarantors”) that also guarantee the obligations under the Senior Notes.  The obligations of the Company and the Pari Passu Guarantors under the Financings are secured by a pari passu lien on substantially all of the assets of the Company and the Pari Passu Guarantors (the “Pari Passu Collateral”) on an equal and ratable basis with the obligations under the Senior Notes.  The maximum principal amount of debt under the Financings secured by the Pari Passu Collateral shall not exceed $300.0 million in the aggregate at any time or such higher amount permitted by the Pari Passu Indenture.  In addition, the obligations under the Financings are guaranteed by certain other subsidiaries of the Company (the “First Priority Guarantors”).  The obligations of the First Priority Guarantors under the Financings are secured by a first priority lien on certain equity interests owned by the First Priority Guarantors, including equity interests of certain foreign subsidiaries (the “First Priority Collateral”).  In addition, the Magnequench Credit Agreement is secured by a first priority lien on substantially all of the assets of Magnequench.

In connection with the completion of the Financings, the Company issued warrants (the “Warrants”) to Oakree to purchase up to an aggregate of 24,477,395 shares of the Company’s common stock (“Common Stock”).  Warrants to purchase up to an aggregate of 18,358,019 shares of Common Stock (the “Penny Warrants”) have an exercise price of $.01 per share, and Warrants to purchase up to an aggregate of 6,119,340 shares of Common Stock (the “Strike Warrants”) have an exercise price of $2.04 per share.  The Warrants are immediately exercisable and may be exercised at any time and from time to time on or after the issuance thereof and for a five-year period thereafter ending on September 11, 2019 (the “Expiration Date”).  The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) are subject to customary anti-dilutions adjustments for stock splits, stock dividends and recapitalizations of the Common Stock.  Subject to certain exceptions, including the issuance of shares of Common Stock or other equity awards pursuant to the Company’s equity compensation plans, if the Company issues Common Stock (or Common Stock equivalents) at a purchase price less than the then-current exercise price of the Strike Warrants, the exercise price of the Strike Warrants will be subject to (i) full-ratchet anti-dilution protection for the first two-year period of the Strike Warrants and (ii) weighted-average anti-dilution protection for the remaining three-year period of the Strike Warrants.

The Warrants were issued pursuant to the terms of Warrant Agreements (the “Warrant Agreements”), each dated as of September 11, 2014, among the Company and Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Warrant Agent”).  Pursuant to the terms of the Warrant Agreements, the Company agreed to prepare and file and keep effective a registration statement to register resales of the Warrant Shares until the earlier of (i) three months following the Expiration Date and (ii) the date on which all shares of Common Stock issued under the Warrants have been transferred pursuant to Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) or pursuant to a prospectus in a transaction registered under the Securities Act.  The holders of the Warrants may not sell offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Warrant Shares for a period of 90 days after the closing date.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Financings is incorporated herein by reference into this Item 2.03.

Item 3.02.                                        Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the Warrants and the shares of Common Stock issuable upon exercise of the Warrants is incorporated herein by reference into this Item 3.02.

The Warrants and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Warrants were issued to an accredited investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Michael F. Doolan
		Name:	Michael F. Doolan
		Title:	Executive Vice President and Chief Financial Officer

Date: September 11, 2014